February 23, 2010                                                                                                                                                                                       OTCBB:PPFP
Amendment to San Enrique Mineral Property
Acquisition Agreement and Termination of Yerbas Buenas Letter of Intent

Pacific Copper Corp. (OTCBB: PPFP) (CUSIP # 69412U 10 0) announces an amendment dated February 22, 2010 to the Mineral Property Acquisition Agreement (the “MPAA”) dated June 11, 2009 to purchase the San Enrique property located in Atacama Region III, Chile (“San Enrique”) from the vendor, Sociedad Gareste Limitada (“Gareste”).  Gareste is a private Chilean limited liability partnership in which one of the Company’s directors, Harold Gardner, is a 50% owner and co-managing partner. Under the terms of the amendment, Gareste has agreed to include in the purchase additional mineral exploration concessions adjacent to San Enrique, comprising 160 hectares, and applications for another 2,000 hectares of adjacent concessions that overstake current concessions with senior rights in third-parties. The parties have also agreed to extend the Closing Date of the MPAA to June 30, 2010 and to grant and extend to Gareste a specific right of rescission (“Rescission Right”) of the transaction, which after closing, and if exercised, will obligate the Company and its subsidiary Pacific Copper Chile Ltda. to convey the mineral titles back to Gareste if the Company does not raise and add to its treasury the net sum of US$1.6 million dollars within six (6) months of the Effective Date of the Amendment, or if US$1 million is not expended by Pacific Copper Chile and the Company on the Property and related project overhead within eighteen (18) months of the Effective Date. The share portion of the consideration payable by the Company to the vendor, amounting to 7 million shares of the Company, shall be placed in escrow pending the satisfaction of closing conditions and the further satisfaction of the conditions that would otherwise give rise to the Rescission Right. In the case that the Rescission Right is exercised, Gareste is obligated to release from escrow and return any share consideration received for this transaction back to the Company. The other terms of the MPAA remain unchanged, including a 2% net smelter return royalty capped at $6 million, subject to a buyback right by the Company of one-half of the royalty for the sum of $2 million prior to commencement of commercial production.

About the San Enrique Project and Company Leachable Copper Strategy

Pacific Copper's corporate strategy includes a copper oxide and leachable copper component through acquisition, exploration and development of suitable low cost, surface mineable, heap leachable projects in northern Chile. The San Enrique property represents a key strategic target in Atacama Region III, complementing the Company's La Guanaca, El Corral/La Mofralla and Venapai properties for which reports have been filed pursuant to Canadian National Instrument 43-101 Standards for Disclosure of Mineral Projects and its Companion Policy ("NI 43-101").

None of the properties in which the Company has an interest has been determined to contain any mineral resources or reserves under NI 43-101, and at this time there is no basis for any economically viable mineral deposit on any of the Company's properties.

The Company also announces that it has agreed with Gareste to terminate the Letter of Intent dated September 9, 2008 (the “LOI”), for the Company’s purchase of the Yerbas Buenas property located in Atacama Region III, Chile. The Company has determined from its exploration efforts that the Property appears to principally contain silver mineralization, and therefore is not of primary interest to the Company.  In exchange for the release of this property back to Gareste, and in consideration of exploration efforts expended by the Company during the pendency of the LOI, Gareste has agreed to convey to Pacific Copper a 2% Net Smelter Return royalty on mineral production from the property, capped at US$250,000.

You can find more detailed information with respect to the company's projects, corporate information and leadership team at the company's website: www.pacificcopper.com

Investor Relations info@pacificcopper.com
Hal Johnston at 877-306-7979
Should you have any questions or comments, please do not hesitate to contact the Company or our Investor Relations people at the referenced numbers above.

Safe Harbor Statement -Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of applicable Canadian securities laws, including any statements regarding beliefs, plans, expectations or intentions regarding the future. These statements involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein. Such risks and uncertainties may include, but are not limited to: (i) the ability of the Company to raise sufficient capital to close the acquisition of the San Enrique property and extinguish the rescission right of the vendor, (ii) the ability of the Company to develop mineral resources and reserves on its properties, (iii) the risks and uncertainties set forth in the Company's filings with the SEC such as the ability to obtain additional financing, the ability to manage growth, acquisitions of technology, equipment or human resources, the effect of economic and business conditions, the ability to attract and retain skilled personnel, the risks inherent in exploration, and factors outside the control of the Company. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the SEC. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.